                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        American Standard Companies Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                        American Standard Companies Inc.

                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 2, 1996
                                          Embassy Suites Hotel
                                          121 Centennial Avenue
                                          Piscataway, New Jersey

LOGO      Corporate Headquarters
------------------------------
          One Centennial Avenue
          P.O. Box 6820
          Piscataway, NJ 08855-6820
          Phone 908.980.6000
EMMANUEL A. KAMPOURIS
Chairman, President and
Chief Executive Officer

                                                                  March 28, 1996

Dear Stockholder:

     The Annual Meeting of Stockholders of American Standard Companies Inc. will be held on Thursday, May 2, 1996, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey. We hope that many of our stockholders will be able to attend.

     This meeting is our second meeting of stockholders since becoming a public company in February 1995. Your attendance at this meeting will provide you the opportunity to meet with our directors and senior management and hear their report on your Company's recent performance and vision for its future. We will also consider the items of business set forth in the attached formal notice of meeting and proxy statement. Our 1995 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. You can do so conveniently by filling out and returning the enclosed proxy card.

                                          Sincerely,

                                              /s/ EMMANUEL A. KAMPOURIS

                                                  EMMANUEL A. KAMPOURIS
                                                 Chairman, President and
                                                 Chief Executive Officer

American Standard Companies Inc.
--------------------------------------------------------------------------------
Air Conditioning: Trane(R), American Standard(R), Plumbing: American Standard(R), Ideal Standard(R), Standard(R), Automotive: WABCO(R)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, on Thursday, May 2, 1996, at 10:00 A.M. (EDT) to consider and act upon the following:

        1. The election of three Class I Directors with terms expiring at the 1999 Annual Meeting of Stockholders;

        2. Approval of the Company's 1996-1998 Supplemental Incentive Compensation Plan;

        3. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 1996; and

          4. Such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 11, 1996 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the offices of the Company at One Centennial Avenue, Piscataway, New Jersey. On the date of the Annual Meeting, the list of stockholders will be available at the place of the Annual Meeting.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting fill in, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                           By order of the Board of Directors,

                                                /s/ RICHARD A. KALAHER

                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 28, 1996

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Standard Companies Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 2, 1996 and at any adjournments thereof. The mailing of this Proxy Statement and proxy card is to commence on or about March 28, 1996. The 1995 Annual Report of the Company has been sent to all stockholders together with this Proxy Statement. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                                    GENERAL

     Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), are entitled to one vote per share on the matters to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 11, 1996 will be entitled to vote. At such time, 77,032,003 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of the Common Stock outstanding on March 11, 1996 will constitute a quorum.

     All shares represented by properly executed proxy cards received in time for the meeting will be voted in accordance with the choices indicated or, if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of director nominees proposed by the Board of Directors, for approval of the Company's 1996-1998 Supplemental Incentive Compensation Plan and for ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the year 1996. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the meeting. A stockholder may revoke any proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 7, 1996 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein (the "Named Officers"), all directors and executive officers of the Company as a group, and each 5% holder.

                                                                             SHARES
                                                                          BENEFICIALLY   PERCENT OF
                   NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         CLASS
  ----------------------------------------------------------------------  ------------   ----------
  Kelso ASI Partners, L.P.(a)...........................................    20,838,656      27.2%
  Joseph S. Schuchert(a)(e).............................................    21,349,835      27.8%
  Frank T. Nickell(a)(e)................................................    21,044,277      27.4%
  George E. Matelich(a)(e)..............................................    20,898,703      27.2%
  Thomas R. Wall IV(a)(e)...............................................    20,883,730      27.2%
  The TCW Group, Inc.(b)................................................     4,859,622       6.4%
  Emmanuel A. Kampouris(c)(d)...........................................       701,283         *
  George H. Kerckhove(c)(d).............................................       310,516         *
  Horst Hinrichs(c)(d)..................................................       221,857         *
  Fred A. Allardyce(c)(d)...............................................       340,941         *
  William A. Klug(c)(d).................................................       256,688         *
  Steven E. Anderson(c).................................................         5,819         *
  Shigeru Mizushima(c)..................................................         6,579         *
  Roger W. Parsons(c)...................................................         5,819         *
  J. Danforth Quayle(c).................................................         5,819         *
  David M. Roderick(c)..................................................         5,819         *
  John Rutledge(c)......................................................         5,819         *
  American-Standard Employee Stock Ownership Plan (the "ESOP")(d).......    10,706,689      13.9%
  All current directors and executive officers of the Company as a group
    (35 persons, including the foregoing)(d)(f).........................    24,028,733      31.3%

---------------
*     Less than one percent.

(a) The business address for such persons is c/o Kelso & Company, L.P. ("Kelso"), 21st Floor, 350 Park Avenue, New York, N.Y. 10022.

(b) In a Schedule 13G dated February 12, 1996, The TCW Group, Inc., a Nevada corporation and a parent holding company ("TCW"), 865 South Figueroa Street, Los Angeles, California 90017, and Robert Day, 200 Park Avenue, Suite 2200, New York, New York, 10160, who may be deemed to control TCW, reported sole voting and dispositive power over these shares that are held directly by three California corporations which are subsidiaries of TCW, including Trust Company of the West, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and TCW Asset Management Company and TCW Funds Management, Inc., both Investment Advisors registered under
     Section 203 of the Investment Advisors Act of 1940.

(c) Mr. Kampouris is Chairman, President and Chief Executive Officer (a Named Officer) and a director of the Company. Messrs. Hinrichs and Kerckhove are Named Officers and directors of the Company. Messrs. Allardyce and Klug are Named Officers of the Company and Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge are directors of the Company.

(d) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 400 Puritan Way, Mail Zone-M3F, Marlborough, Massachusetts 01752-3070. As of March 1, 1996, all of the shares held in the ESOP were allocated to ESOP participants, including 205,970 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP are voted by the ESOP trustee in accordance with the instructions of participants and where no participant instructions are received, shares are voted by the ESOP trustee in the same proportion as the shares for which instructions are received. Until termination of employment, a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of March 7,

     1996 are as follows: Mr. Kampouris, 11,683 shares; Mr. Kerckhove, 11,350 shares; Mr. Hinrichs, 12,191 shares; Mr. Allardyce, 12,125 shares; and Mr. Klug, 12,022 shares.

     The number of shares shown for Named Officers and all current directors and executive officers as a group includes currently exercisable options to purchase shares of Common Stock as follows: Mr. Kampouris, 200,000; Mr. Kerckhove, 56,666; Mr. Hinrichs, 56,666; Mr. Allardyce, 56,666; Mr. Klug, 41,666; and all executive officers, 1,091,657.

     The number of shares shown for Named Officers in the table above does not reflect shares of Common Stock issued as part of payouts under the Long-Term Incentive Compensation Plan ("LTIP") and held in trust under a trust agreement. Shares in the trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the trust are as follows: Mr. Kampouris, 13,742 shares; Mr. Kerckhove, 6,283 shares; Mr. Hinrichs, 5,545 shares; Mr. Allardyce, 3,834 shares; and Mr. Klug, 4,323 shares. The shares in the trust accounts for all executive officers as a group total 68,150 shares.

     Also not included above are 53,762 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

(e) Messrs. Schuchert and Nickell, each a director of the Company, and Messrs. Matelich and Wall may be deemed to share beneficial ownership of shares owned of record by Kelso ASI Partners, L.P. ("ASI Partners") by virtue of their status as general partners of Kelso American Standard Partners, L.P., the general partner of ASI Partners. Messrs. Schuchert, Nickell, Matelich and Wall share investment and voting power with respect to securities owned by ASI Partners. Messrs. Schuchert, Nickell, Matelich and Wall disclaim beneficial ownership of such securities.

(f) Of such 24,028,733 shares, 20,838,656 shares represent shares of Common Stock owned by ASI Partners in which Messrs. Schuchert and Nickell, each a director of the Company, may be deemed to share beneficial ownership by virtue of their status as general partners of Kelso American Standard Partners, L.P., the general partner of ASI Partners. Messrs. Schuchert and Nickell disclaim beneficial ownership of such securities.

     An affiliate of Kelso is the holder of all the outstanding shares (1,000) of the non-voting Series A Preferred Stock of American Standard Inc. (the principal subsidiary of the Company).

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1995.

                           1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of eleven directors. The Company's Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year term, provided that: (i) the initial term of the Class I Directors expires at the 1996 annual meeting of stockholders, (ii) the initial term of the Class II Directors will expire at the 1997 annual meeting of stockholders, and (iii) the initial term of the Class III Directors will expire at the 1998 annual meeting of stockholders. Accordingly, at the Annual Meeting, the stockholders will vote to elect three Class I Directors for a term expiring in 1999. All directors are elected for their terms and until their successors are duly elected and qualified.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the proxy card as proxy holders, unless otherwise instructed, will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

     Pursuant to an Amended and Restated Stockholders Agreement among the Company, ASI Partners and certain executive officers and other management personnel of the Company who own shares of Common Stock, ASI Partners and directors not affiliated with ASI Partners are entitled to designate a certain number of director nominees, depending on ASI Partners' ownership of shares of the Common Stock. For so long as ASI Partners and its Affiliates own at least 20% of the outstanding Common Stock, four nominees shall be designees of ASI Partners and seven nominees shall be designees of the directors not affiliated with ASI Partners (at least three of which nominees will not be Affiliates of ASI Partners or officers of the Company); and for so long as ASI Partners and its Affiliates own less than 20% but at least 10% of the outstanding Common Stock, one nominee shall be the designee of ASI Partners and ten nominees shall be designees of the directors not affiliated with ASI Partners. As of the date of this Proxy Statement, ASI Partners owns approximately 27% of the outstanding Common Stock and is entitled to designate four director nominees, and directors not affiliated with ASI Partners may designate seven director nominees. The Amended and Restated Stockholders Agreement does not obligate any of the parties thereto to vote its Common Stock in favor of the nominated directors. The Restated Certificate of Incorporation and Amended By-Laws of the Company contain provisions intended to implement the aforementioned provisions of the Amended and Restated Stockholders Agreement. Because ASI Partners' stock ownership level at the 1995 annual meeting entitled it to, and it did, designate seven of the Directors elected at that meeting, six of whom continue to serve as Class II and III Directors, ASI Partners is not entitled to designate, and has not designated, any nominees for election as Class I Directors at the Annual Meeting.

                                   DIRECTORS(1)

NOMINEES

  NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERMS EXPIRING AT 1999 ANNUAL
                                    MEETING

HORST HINRICHS -- AGE 63

     Mr. Hinrichs was elected Senior Vice President, Automotive Products, of the Company and American Standard Inc., in December 1990. Prior thereto he served as Vice President and Group Executive, Automotive Products, from 1987 to 1990. Mr. Hinrichs has served as a director of the Company since March 1991.

GEORGE H. KERCKHOVE -- AGE 58

     Mr. Kerckhove was elected Senior Vice President, Plumbing Products, of the Company and American Standard Inc., in June 1990. Prior thereto he was Vice President and Group Executive of European Plumbing Products from 1988 until June 1990. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK  -- AGE 71

     Mr. Roderick joined the Board of Earle M. Jorgensen Company (a Kelso affiliate engaged in the fabrication and sale of steel products) and was elected its Chairman in 1994. He joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is also a director of Kelso & Companies, Inc., Presbyterian University Hospital and General Medical Corporation. He is also

---------------

1 All the directors of the Company are also directors of American Standard Inc.
  Ages of directors are given as of March 1, 1996

Chairman Emeritus of the U.S. Korea Business Council. Mr. Roderick has served as a director of the Company since June 1994.

DIRECTORS CONTINUING IN OFFICE

          CLASS II DIRECTORS -- TERMS EXPIRING AT 1997 ANNUAL MEETING

SHIGERU MIZUSHIMA* -- AGE 52

     Mr. Mizushima has been President and Chief Operating Officer of Daido Hoxan Inc. since the merger in April 1993 of Hoxan Corporation with Daido Sanso Company (a subsidiary of Air Products and Chemicals Inc.). Prior thereto Mr. Mizushima was President of Hoxan Corporation, a position he held since 1984. He is also a director of Daido Hoxan Inc. Daido Hoxan Inc. is the second largest supplier of industrial gases in Japan and is a non-exclusive distributor of American Standard Inc. plumbing products in Japan. Mr. Mizushima has served as a director of the Company since July 1988.

FRANK T. NICKELL* -- AGE 48

     Mr. Nickell has been President and a director of Kelso & Companies, Inc., since March 1989. Kelso & Companies, Inc. is the general partner of Kelso & Company, L.P. From 1984 to 1989 Mr. Nickell was a general partner of Kelso & Company, L.P. He is also a director of The Bear Stearns Companies Inc., CCA Holdings Corp., Earle M. Jorgensen Company, Harris Specialty Chemicals, Inc., King Broadcasting Company and Tyler Refrigeration Corporation. Mr. Nickell has served as a director of the Company since May 1988.

J. DANFORTH QUAYLE*  -- AGE 49

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle served as Chairman of Circle Investors, Inc. (an investment planning and consulting firm) and, until 1995, FX Strategic Advisors, Inc. (an international trade consulting firm). He is a Director of Central Newspapers, Inc., Amtran Inc. and U.S. Filter Corporation. Mr. Quayle has served as a director of the Company since September 1993.

JOHN RUTLEDGE* -- AGE 47

     Dr. Rutledge has been Chairman of Rutledge & Company, Inc., a merchant banking firm, since January 1991. He is the founder and Chairman of Claremont Economics Institute, an economic research firm established in 1975. He is also a director of Earle M. Jorgensen Company, Lazard Freres Funds, Medical Specialties Group, United Refrigerated Services, Inc., General Medical Corporation, Fluidrive, Inc. and Utendahl Capital Partners and is a special advisor to Kelso & Companies, Inc. Dr. Rutledge has served as a director of the Company since March 1993.

          CLASS III DIRECTORS -- TERMS EXPIRING AT 1998 ANNUAL MEETING

STEVEN E. ANDERSON -- AGE 53

     Mr. Anderson served as National Partner in Charge -- Industries of KPMG Peat Marwick and a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities have included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. He is a member of the AICPA. Mr. Anderson has served as a director of the Company since September 1994.

EMMANUEL A. KAMPOURIS* -- AGE 61

     Mr. Kampouris was elected Chairman in December 1993 and President and Chief Executive Officer of the Company and American Standard Inc. in February 1989. Prior thereto he was Senior Vice President, Building Products, from 1984 to February 1989. He is also a director of Daido Hoxan Inc. Mr. Kampouris has served as a director of the Company since July 1988.

---------------

* Asterisk denotes Directors designated by ASI Partners pursuant to the Amended and Restated Stockholders Agreement.

ROGER W. PARSONS -- AGE 54

     Mr. Parsons is Group Managing Director of Rea Brothers Group PLC ("Rea Brothers Group"), which he joined in 1988 after a career in banking. Rea Brothers Group is a U.K. holding company of subsidiaries engaged in the investment banking business. He also holds directorships in several subsidiaries of Rea Brothers Group. Mr. Parsons has served as a director of the Company since March 1994.

JOSEPH S. SCHUCHERT* -- AGE 67

     Mr. Schuchert has been Chairman, Chief Executive Officer and a director of Kelso & Companies, Inc., since March 1989. Kelso & Companies, Inc. is the general partner of Kelso & Company, LP. From 1984 to 1989 Mr. Schuchert was managing general partner of Kelso & Company, L.P. He is also a director of Earle
M. Jorgensen Company. Mr. Schuchert has served as a director of the Company since May 1988.

     On December 23, 1992, Kelso & Companies, Inc. and its Chief Executive Officer, Mr. Schuchert, without admitting or denying the findings contained therein, consented to an administrative order in respect of a Securities and Exchange Commission (the "Commission") inquiry relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso & Companies, Inc. The order found that the tender offer filing by such affiliate in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso & Companies, Inc. and Mr. Schuchert to comply with these requirements in the future.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $6,750 per calendar quarter and in addition receives a fee of $1,000 for attendance at each meeting of the Board or committee of the Board of either the Company or of American Standard Inc., except that no separate fees are paid for attendance at meetings of the Board or committee of the Board of American Standard Inc. that are held on the same day the Board or corresponding committee of the Board of the Company meets. The only directors currently eligible for directors' fees are those who are neither employees of the Company, American Standard Inc. or Kelso. They are Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge. All directors are reimbursed for reasonable expenses incurred to attend meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and amended in March 1996. Prior to the 1996 amendment, directors were credited with units representing shares of Common Stock at the date of their election to the Board and paid the value of such units at the end of their directorships. Under the Supplemental Compensation Plan, as amended, a plan account is established for each participating director consisting of shares of restricted Common Stock of the Company equal in number to the units awarded to each director under the Supplemental Compensation Plan prior to the 1996 amendment thereof. Directors' restricted Common Stock may be voted by the director owning such stock but may not be sold until the director is no longer serving on the Board and, in any event, no sooner than at least two years after receipt. The plan account for Mr. Mizushima, who became a director prior to January 1, 1993, consists of 6,579 restricted shares and for those participating directors who became Board members subsequent to January 1, 1993, the plan accounts consist of 5,819 restricted shares each. Persons becoming Board members for the first time after March 1996 will be granted restricted shares of Common Stock equivalent in value to $100,000, calculated at the per-share closing price of Common Stock on the last day such stock is traded on the New York Stock Exchange immediately preceding the date of such Board member's election. When a participating director ceases to be a member of the Board, he or his beneficiary will receive the shares of Common Stock in his plan account. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors and Messrs. Nickell and Schuchert do not participate in the Supplemental Compensation Plan.

---------------

* Asterisk denotes Directors designated by ASI Partners pursuant to the Amended and Restated Stockholders Agreement.

COMMITTEES OF THE BOARD

     The Board has standing Executive, Audit and Management Development and Nominating Committees.

     Members of the Executive Committee are Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and Schuchert.

     Members of the Audit Committee are Messrs. Parsons (Chairman), Anderson and Quayle.

     Members of the Management Development and Nominating Committee are Messrs. Schuchert (Chairman), Anderson, Parsons and Quayle.

     The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee did not meet in 1995.

     The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and the reasonableness of their fees. The Committee also reviews major litigation and the investment performance and funding of the Company's retirement plans. The Audit Committee met four times in 1995.

     The Management Development and Nominating Committee functions both as a compensation and as a nominating committee. It reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain employee benefit and compensation plans of the Company, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques. This Committee also considers and makes recommendations to the Board for candidates for directors proposed by stockholders. Pursuant to the Company's Amended By-Laws, nominations by stockholders must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the annual meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, nominations must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information and background of the proposed nominee, including such information as is required by the Company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934. The Management Development and Nominating Committee met six times in 1995.

     The Board of Directors had eight meetings in 1995. All directors attended 75% or more of the combined total of meetings of the Board of Directors and its respective committees held in 1995 during the period in which they served as Directors or committee members except for Mr. Nickell.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation (based on the appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1995, 1994 and 1993 of those persons who were during 1995 the chief executive officer and the other four most highly compensated executive officers of the Company (herein collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                 ------------------------------------------   LONG-TERM COMPENSATION
                                                                  OTHER
                                                                  ANNUAL     ------------------------   ALL OTHER
            NAME AND                                             COMPEN-                      LTIP       COMPEN-
       PRINCIPAL POSITION        YEAR  SALARY(1)   BONUS(2)     SATION(3)     OPTIONS(#)   PAYOUTS(4)   SATION(5)
-------------------------------- ----  ---------  ----------   ------------  ------------  ----------  ------------
Emmanuel A. Kampouris........... 1995  $600,000   $1,200,000    $  219,373      600,000    $1,937,575    $230,915
  Chairman, President &          1994   600,000      850,000       731,996       --          919,913      146,073
  Chief Executive Officer        1993   562,500      600,000       337,500       --          966,710      131,564

George H. Kerckhove............. 1995  $362,500   $  140,000    $    6,069      170,000    $ 881,555     $ 28,271
  Senior Vice President          1994   350,000      157,000       339,000       --          437,142       29,261
                                 1993   334,500      141,000       169,500       --          464,059       33,016

Horst Hinrichs.................. 1995  $361,044   $  200,000    $    3,870      170,000    $ 896,677     $ 21,350
  Senior Vice President          1994   342,394      175,000       270,000       --          406,676       20,838
                                 1993   292,211      127,000       135,000       --          399,548       30,912

Fred A. Allardyce............... 1995  $290,000   $  130,000    $   25,574      170,000    $ 640,200     $ 42,589
  Vice President & Chief         1994   285,000      127,000       348,011       --          298,220       22,427
  Financial Officer              1993   250,000       96,000       169,500       --          286,713       28,430

William A. Klug................. 1995  $250,000   $  120,000    $    8,099      125,000    $ 581,728     $ 28,877
  Vice President                 1994   233,000      100,000       240,000       --          288,465       30,945
                                 1993   233,000       81,000       120,000       --           60,110       34,030

---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) The amount shown in 1995 for Mr. Kampouris includes allocation of $64,127 of tax consultant fees. Amounts shown for 1994 include payments under the Company's 1988 Management Investors' Bonus Plan, which, following an acceleration of payments due in 1995, was terminated. The two payments in 1994 were each at the rate of $.60 per share of Common Stock (giving effect to the 2.5 to 1 stock split effected in December 1994) owned by Named Officers, that had been previously acquired by them through stock offerings in 1988.

(4) Amounts for 1995 represent estimates of payments to be made under (a) the LTIP on the basis of an estimated achievement of 97% of the 1993-1995 performance goal, and (b) the 1994-1995 Supplemental Incentive Compensation Plan, on the basis of an achievement of 100% of the applicable performance goals. Amounts for 1994 represent cash payments for the achievement of 96% of the 1992-1994 performance goal. Amounts for 1993 represent payments for the achievement of 105% of the 1991-1993 performance goal with payments (95.1% cash; 4.9% in shares of the Company's Common Stock) made partly in 1993 and partly in 1994. The shares were distributed to a grantor's trust for the accounts of the Named Officers. LTIP payouts may be deferred at the election of the recipient.

(5) Included in All Other Compensation for 1995 was the following:

                                                              PREMIUMS FOR         ESOP
                                                               TERM LIFE       ALLOCATIONS*
                                                               INSURANCE            $
                                                              ------------     ------------
        Emmanuel A. Kampouris...............................    $217,153         $ 13,762
        George H. Kerckhove.................................      14,509           13,762
        Horst Hinrichs......................................       6,913           13,762
        Fred A. Allardyce...................................      28,827           13,762
        William A. Klug.....................................      15,114           13,762

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

     Stock Options. The following table sets forth information concerning stock options granted in 1995, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Kampouris in 1995 would produce the pretax gain in 2005 of $19,122,000 shown in the table only if the market price of the Common Stock rises to nearly $52 per share by the time the option is exercised. Based on the number and market price of the shares outstanding at year-end 1995, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of more than $2.4 billion for the Company's stockholders. All of the options listed below have exercise prices equal to the fair market value of the Common Stock at the date of grant. One-third of the granted options become exercisable annually in installments beginning one year after the date of grant, subject to acceleration in the event of the death, disability or retirement of the optionee, or a change in control of the Company.

                               1995 OPTION GRANTS

                                                                                POTENTIAL REALIZABLE VALUE AT
                               NO. OF     % OF TOTAL                            ASSUMED ANNUAL RATES OF STOCK
                               SHARES      OPTIONS                              PRICE APPRECIATION FOR OPTION
                             UNDERLYING   GRANTED TO   EXERCISE                             TERM
                              OPTIONS      EMPLOYES      PRICE     EXPIRATION   -----------------------------
           NAME               GRANTED      IN 1995*    ($/SHARE)      DATE           5%              10%
---------------------------  ----------   ----------   ---------   ----------   -------------   -------------
Emmanuel A. Kampouris......    600,000       12.0        20.00       2/2/05     $   7,548,000   $  19,122,000
George H. Kerckhove........    170,000        3.4        20.00       2/2/05         2,138,600       5,417,900
Horst Hinrichs.............    170,000        3.4        20.00       2/2/05         2,138,600       5,417,900
Fred A. Allardyce..........    170,000        3.4        20.00       2/2/05         2,138,600       5,417,900
William A. Klug............    125,000        2.5        20.00       2/2/05         1,572,500       3,983,750

---------------
* In 1995, options were granted covering 5,006,000 shares of Common Stock.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at December 31, 1995 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1995). No options held by the Named Officers were exercisable in 1995.

                          1995 YEAR-END OPTION VALUES

                                                                     OPTION VALUES AT 12/31/95
                                                                ------------------------------------
                                                                    NUMBER OF            VALUE OF
                                                                SHARES UNDERLYING      UNEXERCISED
                                                                   UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS AT           OPTIONS AT
                                                                    12/31/95             12/31/95
                                                                  EXERCISABLE/         EXERCISABLE/
                             NAME                                 UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------------------------  -----------------     --------------
Emmanuel A. Kampouris.........................................      0/600,000          0/$ 4,800,000
George H. Kerckhove...........................................      0/170,000          0/$ 1,360,000
Horst Hinrichs................................................      0/170,000          0/$ 1,360,000
Fred A. Allardyce.............................................      0/170,000          0/$ 1,360,000
William A. Klug...............................................      0/125,000          0/$ 1,000,000

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1995

  1995-1997 AND 1996-1998 LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PERIODS

                                                                          ESTIMATED FUTURE PAYOUTS
                              NUMBER OF        PERFORMANCE OR              UNDER NON-STOCK-PRICE-
                                SHARES          OTHER PERIOD                     BASED PLANS
                               UNITS OR       UNTIL MATURATION     ---------------------------------------
           NAME              OTHER RIGHTS        OR PAYOUT         THRESHOLD       TARGET        MAXIMUM
---------------------------  ------------     ----------------     ---------     ----------     ----------
Emmanuel A. Kampouris......    (a)             1/95-12/97          $ 561,994     $1,123,889     $2,247,777
                               (a)             1/96-12/98            590,278      1,180,555      2,361,111
George H. Kerckhove........    (a)             1/95-12/97            241,150        482,300        964,600
                               (a)             1/96-12/98            243,750        487,500        975,000
Horst Hinrichs.............    (a)             1/95-12/97            238,540        477,079        954,158
                               (a)             1/96-12/98            238,540        477,079        954,158
Fred A. Allardyce..........    (a)             1/95-12/97            181,333        362,667        725,334
                               (a)             1/96-12/98            185,333        370,667        741,334
William A. Klug............    (a)             1/95-12/97            150,000        300,000        600,000
                               (a)             1/96-12/98            150,000        300,000        600,000

---------------
(a) Awards are denominated in dollars (based on December 31, 1995 foreign exchange rates, where applicable).

     The above table shows the contingent target awards, based on current salary levels, established in 1995 for each Named Officer with respect to the 1995-1997 and 1996-1998 LTIP performance periods. Ordinarily the Company makes contingent LTIP awards each year with respect to one LTIP performance period. In 1995, however, the Management Development and Nominating Committee chose to establish awards for both the 1995-1997 and 1996-1998 LTIP performance periods in conjunction with the adoption of the 1996-1998 Supplemental Incentive Compensation Plan (described in the following section of this Proxy Statement), which provides the opportunity for incentive compensation to be earned by certain key employees of the Company, in addition to executive officers, based on performance goals independent of LTIP awards.

     The targets set for both the 1995-1997 and 1996-1998 LTIP performance periods are based on the achievement by the end of each performance period of predetermined company-wide levels of inventory turnover rates and a percentage of earnings (before interest and taxes) to sales. The thresholds reflect 50% of the target awards; if the threshold level of inventory turnover or percentage of earnings to sales for a performance period is not achieved, no payout is made with respect to that performance period. The maximum payout for each performance period is twice the target award and may be realized by achievement of inventory turnover at a substantially increased rate or by a combination of an increase in inventory turnover and/or percentage of earnings to sales above the threshold performance levels.

     Contingent awards are based on a participant's average annual base salary during his participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. At the end of a performance period a payment in cash, notes or in Common Stock of the Company or a combination of any of them, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment.

     Shares of Common Stock distributable to plan participants are generally delivered to a grantor's trust for their benefit. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Cash payments may be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. Until distribution, assets of the trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the trust are voted by the trustee in accordance with the terms of the trust agreement.

       1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN AWARDS IN 1995

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK-PRICE-
                                                               PERFORMANCE OR           BASED PLANS
                                                                OTHER PERIOD     -------------------------
                                        NUMBER OF SHARES      UNTIL MATURATION        A             B
                NAME                  UNITS OR OTHER RIGHTS      OR PAYOUT        THRESHOLD      MAXIMUM
------------------------------------  ---------------------   ----------------   -----------   -----------
Emmanuel A. Kampouris...............      (a)                  1/96-12/98        $   295,139   $ 2,361,111
George H. Kerckhove.................      (a)                  1/96-12/98        $   121,875   $   975,000
Horst Hinrichs......................      (a)                  1/96-12/98        $   119,270   $   954,158
Fred A. Allardyce...................      (a)                  1/96-12/98        $    92,667   $   741,334
William A. Klug.....................      (a)                  1/96-12/98        $    75,000   $   600,000
All executive officers as a
  group(27).........................      (a)                  1/96-12/98        $ 2,002,724   $16,021,790
All non-executive officers as a
  group.............................      (a)                  1/96-12/98        $13,019,800   $26,039,600

---------------
(a) Awards are denominated in dollars.

     Subject to approval by the stockholders of the Company at the Annual Meeting, the Board of Directors of the Company has approved the adoption of the 1996-1998 Supplemental Incentive Compensation Plan (the "Supplemental Incentive Plan"). The above table reflects estimated threshold and maximum payouts (based on December 31, 1995 foreign exchange rates where applicable) to Named Officers under the Supplemental Incentive Plan, contingent on the achievement of a pre-determined threshold of management reporting operating earnings (before interest and taxes) of American Standard Inc. in 1998 ("1998 OEBIT"). If the threshold is reached, each Named Officer will receive under the Supplemental Incentive Plan a supplemental payment equal to 50% of his LTIP payout for the 1996-1998 performance period ("1998 LTIP payout"). If such threshold of 1998 OEBIT is exceeded by 5%, each Named Officer will instead receive a supplemental payment equal to 75% of his 1998 LTIP payout, and if the threshold is exceeded by 16.7% or more each Named Officer will instead receive 100% of his 1998 LTIP payout. Subject to meeting the target conditions, Column A represents the estimated threshold amounts payable to Named Officers and other plan participants, and Column B represents the estimated maximum amounts payable under the Supplemental Incentive Plan. In addition, the Supplemental Incentive Plan requires a participant's continued employment (except in cases of death, disability or retirement) until December 31, 1998 and a minimum period of employment during the term of the plan in order to be eligible to receive an award. The awards, if any, are payable 50% in Common Stock and 50% in cash for executive officers and non-officer executives, and 100% in cash to management participants.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option and after giving effect to an offset for Social Security benefits, are as follows:
Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; Mr. Allardyce, $25,764; and Mr. Klug, $73,866.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Retirement Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplements, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Retirement Plan benefit payable to a participant for life from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his Supplemental Retirement Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

  HIGHEST
   3-YEAR
  AVERAGE                                                         YEARS OF SERVICE
   ANNUAL                                       -----------------------------------------------------
COMPENSATION                                       10            20             30             40
------------                                    --------     ----------     ----------     ----------
 $  250,000   ................................  $100,000     $  125,000     $  150,000     $  150,000
    500,000   ................................  $200,000     $  250,000     $  300,000     $  300,000
    750,000   ................................  $300,000     $  375,000     $  450,000     $  450,000
  1,000,000   ................................  $400,000     $  500,000     $  600,000     $  600,000
  1,250,000   ................................  $500,000     $  625,000     $  750,000     $  750,000
  1,500,000   ................................  $600,000     $  750,000     $  900,000     $  900,000
  1,750,000   ................................  $700,000     $  875,000     $1,050,000     $1,050,000
  2,000,000   ................................  $800,000     $1,000,000     $1,200,000     $1,200,000

     The Supplemental Retirement Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental Retirement Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1995 the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Kampouris, 30 years; Mr. Kerckhove, 34 years; Mr. Hinrichs, 37 years; Mr. Allardyce, 19 years; and Mr. Klug, 34 years.

     Minimum accrued annual benefits have been established under the Supplemental Retirement Plan for certain Named Officers which, after giving effect to offsets, are estimated as follows: Mr. Kampouris, $427,000; Mr. Kerckhove, $37,000; Mr. Hinrichs, $143,000; and Mr. Klug, $93,000.

CORPORATE OFFICERS SEVERANCE PLAN

     A severance plan for executive officers (the "Officers Severance Plan") was established in 1991. The Officers Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers Severance Plan) or who leaves American Standard Inc. for "Good Reason" (as defined in the Officers Severance Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described below), and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverages, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers Severance Plan.

             MANAGEMENT DEVELOPMENT AND NOMINATING COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Nominating Committee (the "Committee") of the Board of Directors. This program, and each of its components, was developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the United States.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services Project 777 which is a comparison of fixed and variable annual compensation based upon a corporation's sales.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. In keeping with its objective that a significant portion of an executive's compensation be variable and performance-related in nature, base salaries are generally set below the average of competitive marketplace rates for each position. While some exceptions exist, for the most part base salaries for executive officers (including the Chief Executive Officer) were below the average base salary reported for similar positions in the above-referenced compensation surveys.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers other than the Chief Executive Officer, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. (As is described in greater detail below, the annual bonus paid to the Chief Executive Officer is determined at the discretion of the Committee following the end of the fiscal year.) An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes) and cash flow. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon management's and the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate.

     For 1995, corporate performance was below the levels of operating performance targeted in the operating plan. Accordingly, the amount credited by the Committee to the bonus pool for distribution as annual bonuses for 1995 was below targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP") and 1994-1995 Supplemental Incentive Compensation Plan which provide such individuals with additional incentive compensation based upon the achievement of various corporate performance goals.

     Incentive payments, the amounts of which have not yet been determined, will be awarded to executive officers with respect to fiscal year 1995 under the Company's LTIP for the 1993-1995 performance period based upon the achievement of company-wide goals relating to inventory turnover rates and operating earnings margin (as a percent of sales). The target amount ranges from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels. The final achievement level has not yet been determined. The Company expects that actual performance will result in payments above the minimum levels, but below target levels.

     Contingent awards were similarly established in 1994 and 1995 for executives pursuant to the LTIP for the 1994-1996, 1995-1997 and 1996-1998 performance periods.

     Effective May 1, 1994 the Company implemented the Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of a certain pre-determined threshold of management reporting operating earnings (before interest and taxes), and threshold targets established for the LTIP 1993-1995 performance period. Because the Company has achieved 100% of the earnings target under the Supplemental Incentive Compensation Plan, payments equal to the actual award under the LTIP 1993-1995 performance period will be made to executive officers. The payment of these awards is 50% in Common Stock and 50% in cash.

     Effective January 1, 1996, the Company implemented the 1996-1998 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the 1996-1998 Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1996-1998 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP performance period will be made if a certain pre-determined threshold of management reporting operating earnings (before interest and taxes), exclusive of any significant business acquisitions, is reached. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold up to a maximum amount equal to the maximum amount payable under the 1996-1998 LTIP performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, the Company has established an equity based compensation plan under which the Committee may award stock options, restricted stock and other performance based awards to executive officers beginning in fiscal year 1995. In connection with the initial public offering of the Company's Common Stock in 1995 (the "IPO"), the Committee, after consultation with outside compensation consultants regarding incentive compensation practices in public offerings, determined to grant to executive officers options to purchase shares of Common Stock based on the officer's position and the Committee's subjective determination of the officer's expected contribution to the success of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY

     Consistent with the above stated policies, Mr. Kampouris' base salary for 1995 was 21% below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received no increase in base salary during 1995, and has received only one increase in base salary (in
1993) since becoming the Chief Executive Officer of the Company in 1989.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1995 services of $1,200,000, which was determined based on the Committee's subjective determination of his performance and that of the Company during 1995.

  LONG-TERM INCENTIVE COMPENSATION

     It is expected that Mr. Kampouris will receive long term incentive payments under the LTIP and the Supplemental Incentive Compensation Plan for the performance period ended in 1995 based on the same factors and considerations that apply to executive officers generally.

     In 1995, the Committee established contingent awards for Mr. Kampouris under the 1996-1998 Supplemental Incentive Compensation Plan and for the 1995-1997 and 1996-1998 LTIP performance periods on the same terms and conditions as outlined above. Based on Mr. Kampouris' position, the Committee set the target amount of his award at the maximum percentage of the target range. As indicated above, the target award for Mr. Kampouris with respect to the Supplemental Incentive Compensation Plan is based on the award, if any, actually made for the 1996-1998 LTIP performance period.

     Consistent with the above stated policies, the Committee awarded Mr. Kampouris an option to purchase 600,000 shares of Common Stock in connection with the IPO.

COMPLIANCE WITH SECTION 162(M)

     Section 162(m) of the Internal Revenue Code 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The proposed regulations under Section 162(m) generally provide an exemption from the provisions of
Section 162(m) for a period following a Company's transition to a public company with respect to compensation paid under pre-existing plans. Therefore, compensation payable pursuant to those plans in existence at the time the Company went public was not subject to Section 162(m) in 1995 and is not expected to be subject to Section 162(m) in 1996. As Section 162(m) will apply to any newly established plans, the Company is currently seeking shareholder approval of the 1996-1998 Supplemental Incentive Compensation Plan in order to ensure that any compensation paid thereunder will be deductible. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Joseph S. Schuchert, Chairman
                                          Steven E. Anderson
                                          Roger W. Parsons
                                          J. Danforth Quayle

PERFORMANCE GRAPH

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Company's Common Stock from February 3, 1995, the date of the initial public offering of the Common Stock, through December 31, 1995 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index (neither of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on February 3, 1995 and the reinvestment of all dividends.

                                   American                        S&P Manu-
                                   Standard                        facturing
      Measurement Period           Companies      S&P 500 In-    (Diversifie d
    (Fiscal Year Covered)            Inc.             dex        Industrials)
Indexed Returns 3Feb95                     100             100             100
Indexed Returns Dec95                   140.88          131.43          134.63

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schuchert, a director of the Company and American Standard Inc., is a member of the Management Development and Nominating Committee of the Company's Board of Directors. He is Chairman and Chief Executive Officer of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Nickell, also a director of the Company and American Standard Inc., is President of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

     Pursuant to a Consulting Agreement between the Company and Kelso, as amended December 2, 1994, the Company reimburses Kelso for expenses incurred in the performance of certain consulting services requested by the Company.

     In order to facilitate the initial public offering of the Company's Common Stock, which was completed in the first quarter of 1995, Kelso has agreed to (i) provide, and cause ASI Partners, any Affiliate (as defined in such agreement) of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company to provide, advance notice to, and consult with, the Company a reasonable time prior to the disposition of shares of Common Stock of the Company (other than in non-block trades on any stock exchange or NASDAQ and other than to an Affiliate, pursuant to a public offering or pursuant to the right of first offer contained in the Amended and Restated Stockholders Agreement), (ii) use, and cause ASI Partners, any Affiliate of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company to use, reasonable efforts (consistent with fiduciary duties to their respective investors) in connection with any sale by it or them of Common Stock of the Company not to cause any undue fluctuations in the public markets for the Common Stock of the Company, (iii) except as permitted by the Amended and Restated Stockholders Agreement, cause ASI Partners, any Affiliate of Kelso and any investment fund controlled by Kelso which owns Common Stock of the Company, not to initiate, propose or support any solicitation for the approval of any stockholder proposal not supported by the Board of Directors, (iv) not sell or otherwise dispose of, except in connection with a public offering, or allow ASI Partners, any Affiliate of Kelso, or any investment fund which Kelso controls and which owns Common Stock of the Company to sell or otherwise dispose of, more than 15% of the Common Stock of the Company then outstanding without first offering to the Company (or its designee) the right to purchase such shares for the same price, and (v) provide advance notice to the Company of any proposed acquisition of any additional shares of Common Stock of the Company or any assets of the Company by ASI Partners, any Affiliate of Kelso or any investment fund which Kelso controls and which owns Common Stock of the Company and, if objected to by a majority of the members of the Board of Directors not affiliated with Kelso, not to acquire, and cause ASI Partners, any Affiliate of Kelso and any investment fund which Kelso controls not to acquire, additional shares of Common Stock of the Company or any assets of the Company.

     The Amended and Restated Stockholders Agreement allows ASI Partners to designate nominees for election to the Board of Directors, as described above under the caption "ELECTION OF DIRECTORS", and entitles ASI Partners to demand registration rights (the first three of which shall be at the Company's expense), as well as "piggyback" registration rights in respect of registration statements filed by the Company covering future offerings of Common Stock. Under the Amended and Restated Stockholders Agreement certain members of management, which includes most of the Company's executive officers, are also entitled to such "piggyback" registration rights with respect to Common Stock of the Company owned by them. In the third quarter of 1995 the Company registered for sale and sold in a secondary offering 22,500,000 shares of Common Stock, 35,000 of which shares were owned by Mr. Kerckhove, one of the Company's Named Officers, and the remainder of which were owned by ASI Partners.

     American Standard Inc. also has entered into a transaction with Kelso Insurance Services, Incorporated (an affiliate of Kelso) ("Kelso Insurance") and American Telephone and Telegraph Company ("AT&T") pursuant to which the Company (as well as other Kelso affiliated companies) participates in a telecommunications network under which AT&T provides communications services to the group at a special lower tariff rate. In connection with that transaction American Standard Inc. has guaranteed a minimum annual usage by it of $2 million for a period of five years commencing in 1993 and Kelso Insurance has guaranteed American Standard Inc.'s minimum usage to AT&T. No fee was paid by American Standard Inc. to Kelso Insurance in connection with this transaction.

     In August 1993, American Standard Inc. purchased a limited partnership interest in Kelso Investment Associates V, L.P. ("KIA V"), in exchange for its commitment to make a capital contribution of $5 million to KIA V. KIA V was formed to seek out business opportunities and invest primarily in equity securities, leveraged buy-outs, and joint ventures. Kelso Partners V, L.P. serves as the general partner of KIA V. The general partners of Kelso Partners V, L.P. include Messrs. Schuchert and Nickell. Kelso is the manager of KIA V and, as such, acts as investment adviser of KIA V. The management fee relating to the interest held by American Standard Inc. has been waived. As of December 20, 1994, an affiliate of Kelso acquired 80% of the Company's limited partnership interest in KIA V at a price equal to 80% of the Company's net cost incurred to the date of such acquisition to obtain such interest, thereby relieving the Company of 80% of the balance of its $5 million capital contribution commitment.

     Mr. Schuchert, a director of the Company, has formed a general partnership, SW Investment Associates ("SW Associates"), for the purpose of acquiring an equity interest in BSG Laboratories Inc., a newly-formed company developing audio speaker and noise abatement systems. Among the investors in SW Associates will be a limited partnership of which American Standard Inc. is the general partner and the limited partners will be certain executive officers of American Standard Inc., who agreed in April 1995 to invest in SW Investment Associates. Mr. Schuchert, who is also a general partner in Kelso American Standard Partners, L.P. (the general partner of ASI Partners) and a general partner of SW Associates, has invested approximately $991,000 therein. American Standard Inc., Mr. Kampouris and 14 other officers of American Standard Inc. have agreed to invest $4,060,000, $120,000 and $195,000, respectively, in SW Investment Associates, which will constitute an aggregate ownership interest therein of approximately 29%.

     The Company has invested in three Cayman Islands corporations, A-S China Plumbing Products, Limited, Wabco Automotive Products, Limited and A-S Air Conditioning Products Limited ("ASAP"), used for the establishment of various joint ventures in the People's Republic of China. In 1995, shares in ASAP were sold to certain institutions and other investors. Certain executive officers, including Messrs. Kampouris, Kerckhove and Allardyce, and other employees of the Company and its subsidiaries, purchased indirect interests of less than 1% in ASAP.

     Mr. Mizushima, a director of American Standard Inc. and the Company, is President and Chief Operating Officer of Daido Hoxan Inc., a Japanese corporation which currently has an approximately 13% limited partnership interest in ASI Partners. Daido Hoxan Inc. and Kelso and its affiliates have engaged in certain transactions, including transfers of limited partnership interests in ASI Partners and the provision by Daido Hoxan Inc. of consulting services. Daido Hoxan Inc. is a non-exclusive distributor of the Company's plumbing products in Japan. Its transactions as a distributor with American Standard Inc. and its subsidiaries, which were on customary terms and in the ordinary course of business, have not been material to either the Company or Daido Hoxan Inc. American Standard Inc. also entered into leasing transactions with an affiliate of Daido Hoxan Inc. whereby it has leased certain machinery and equipment on financial terms that were comparable to those available from other leasing companies. The leasing transactions were not material to either the Company or Daido Hoxan Inc.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of Common Stock held by the ESOP, a 13.9% beneficial owner of the Company's shares. Fidelity was paid by the Company approximately $293,675 in 1995 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

     Mr. Nickell's father is an officer and owns more than 10 percent of AC Corporation, a contracting company which purchases air conditioning products from the Company's Trane Division. Such purchases in 1995 were on customary terms and in the ordinary course of business and were not material to either the Company or AC Corporation.

       2.  APPROVAL OF 1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board has approved the 1996-1998 Supplemental Incentive Compensation Plan (the "Supplemental Incentive Plan") and is currently seeking stockholder approval of the Supplemental Incentive Plan to permit cash award payments to executive officers under the plan to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The Supplemental Incentive Plan is intended to provide to certain key employees, as well as executive officers, an opportunity to earn incentive compensation, in the form of cash and Common Stock, upon achievement by the Company of pre-established performance goals established by the Supplemental Incentive Plan. The text of the Supplemental Incentive Plan is attached to this Proxy Statement as Exhibit A, and the following summary of certain provisions of the Supplemental Incentive Plan is qualified in its entirety by reference to such text.

     A description of the basis on which awards are payable to the Company's executive officers under the Supplemental Incentive Plan and a table showing awards made in 1995 are set forth in this Proxy Statement under the heading "Executive Compensation -- Long-Term Incentive Compensation Plan Awards in
1995 -- 1996-1998 Supplemental Incentive Compensation Awards in 1995." In addition to the Company's 27 executive officers who may participate in the Supplemental Incentive Plan, 170 current non-officer executives and 600 non-officer management employees are eligible to participate in the plan. Non-employee directors are ineligible to participate in the Supplemental Incentive Plan. Non-officer executives and management employees will participate in the Supplemental Incentive Plan on the same terms and subject to the same Company performance criteria as executive officers, except that the maximum award payable to a participating non-officer executive is equal to three times the executive's 1998 annual incentive plan payment (generally, 26% of annual salary) and the maximum award payable to a participating non-officer management employee is equal to a specified dollar amount, rather than an amount based on 1998 LTIP payouts as in the case of executive officers.

     Approval of the Supplemental Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.
                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN.

                       3.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, the names of whose members appear on page 8, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 1996 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will also be available to respond to appropriate questions.

1997 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 1997 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this Proxy Statement no later than November 29, 1996. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 1997 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 1997 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed.

              4.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented for action, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

                                          By order of the Board of Directors,

                                                /s/ RICHARD A. KALAHER

                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary

March 28, 1996

                                   EXHIBIT A

                    AMERICAN STANDARD INC. AND SUBSIDIARIES
               1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

PLAN PERIOD

     The Plan Period shall be January 1, 1996 through December 31, 1998.

PARTICIPANTS

     Plan Participants shall be employees of the Corporation and its subsidiaries, domestic and foreign, in the following participation categories:

     -- elected officers of the Corporation ("Officer Participants"); and

     -- non-officer Executive Level employees ("Executive Participants").

     -- non-executive Management Level employees who are designated as Participants by the Officer Participants ("Management Participants").

PLAN AWARD OPPORTUNITIES AND FORMS OF AWARDS

     Plan Award Opportunities and forms of Awards will be as set forth in Schedule A (for Officer Participants), Schedule B (for Executive Participants) and Schedule C (for Management Participants).

PLAN AWARD TARGETS

     Each Participant shall receive a Plan Award, prorated as provided below, equal to 50% of his Plan Award Opportunity as soon as practicable after a determination that the Corporation has achieved the 1995 Strategic Plan management reporting operating earnings before interest and taxes derived from existing core businesses, for the year 1998 (the "Threshold"). Such Plan Award shall be increased to up to 75% of the Participant's Plan Award Opportunity if actual 1998 management reporting operating earnings (before interest and taxes) derived from existing businesses ("1998 OEBIT") is at least 5.0% above the Threshold, with such increase to be graduated to reflect a 1998 OEBIT falling between the 50% and 75% achievement levels; the Plan Award shall be further increased to up to 100% of the Participant's Plan Award Opportunity if 1998 OEBIT is at least 16.7% above the Threshold, with such increase to be graduated to reflect 1998 OEBIT between the 75% and 100% achievement levels. Calculation of the 50% and 75% achievement levels shall not include OEBIT derived from acquisitions involving $25,000,000 or more in capital.

FORFEITURES AND PRORATIONS

     If a Participant's employment terminates for any reason other than retirement, death or disability before December 31, 1998, such Participant shall receive no Award under the Plan.

     Provided a Participant's participation in the Plan shall have been for a minimum of seventy-eight weeks, if a Participant's participation commenced after January 1, 1996, and/or if a Participant's participation ends before December 31, 1998 due to retirement, death or disability, such Participant's Plan Award shall be prorated based on the number of full or partial weeks of participation divided by 156 weeks.

     If a Participant's participation category changes during the Plan Period, his or her Plan Award shall be prorated between the Plan Award amount that would have been received for participation for the entire Plan Period in the earlier participation category and the Plan Award amount that would have been received for participation for the entire Plan Period in the later participation category, based on the number of weeks of participation in each participation category over a total of 156 weeks.

PLAN AWARDS IN STOCK

     Any shares of American Standard Companies Inc. common stock issued as Plan Awards shall be issued from the shares available under the American Standard Companies Inc. Stock Incentive Plan, and shall be issued to and governed by the Trust Agreement for the American-Standard Long-Term and 1994-1995 and 1996-1998 Supplemental Incentive Compensation Plans.

PLAN AWARDS IN CASH

     There shall be deducted from the cash portion of any Plan Awards such payroll withholdings as the Corporation deems necessary.

TREATMENT OF PLAN AWARDS

     Plan Awards will not be treated as compensation for purposes of the Savings Plan of American Standard Inc. and Participating Subsidiary Companies, the American-Standard Employee Stock Ownership Plan or any other benefits based on compensation.

ADMINISTRATION OF PLAN

     Except with respect to the designation of Management Participants, the Plan will be administered by the Management Development and Nominating Committee of the Board of Directors or the delegate of said Committee.

     The Board, upon recommendation of the Management Development and Nominating Committee, shall have the right to amend, suspend, or terminate the Plan at any time; however, no such action of the Board shall diminish, reduce, alter or impair a Participant's rights assigned to him before the date of such amendment, suspension, or termination of the Plan without the consent of such Participant.

OTHER PROVISIONS

     Participation in the Plan shall not affect the right of the Company or any affiliate thereof at any time to terminate the employment of any Participant. No interest in this Plan shall be assignable or transferable except to the extent provided in the Trust Agreement for the American-Standard Long-Term and 1994-1995 and 1996-1998 Supplemental Incentive Compensation Plans.

                    AMERICAN STANDARD INC. AND SUBSIDIARIES
               1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN

                                   SCHEDULE A

               PLAN AWARD OPPORTUNITIES FOR OFFICER PARTICIPANTS

     One hundred percent of the modified initial and the supplemental Payout Awards for the 1996-1998 Performance Period under the American Standard Inc. Long-Term Incentive Compensation Plan, payable half in cash (and/or promissory notes of the Corporation) and half in common stock of American Standard Companies Inc.

                                   SCHEDULE B

              PLAN AWARD OPPORTUNITIES FOR EXECUTIVE PARTICIPANTS

     Three times the Executive Participants' 1998 awards under the Corporation's Annual Incentive Plan, payable half in cash (and/or promissory notes of the Corporation) and half in common stock of American Standard Companies Inc.

                                   SCHEDULE C

              PLAN AWARD OPPORTUNITIES FOR MANAGEMENT PARTICIPANTS

              Fifteen Thousand Dollars ($15,000), payable in cash.

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08854

AMERICAN STANDARD COMPANIES INC.                   PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 2, 1996.

The undersigned hereby appoints Emmanuel A. Kampouris, Fred A. Allardyce and Richard A. Kalaher, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 2, 1996, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. NO MATTER TO BE VOTED UPON IS RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

YOUR VOTE FOR THE ELECTION OF DIRECTORS SHOULD BE INDICATED ON THE REVERSE SIDE OF THIS CARD. Nominees for Class I Directors (to serve until the 1999 Annual Meeting) are: Horst Hinrichs, George H. Kerckhove and David M. Roderick. YOUR VOTE ON THE APPROVAL OF THE 1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN SHOULD BE INDICATED ON THE REVERSE SIDE OF THIS CARD. YOUR VOTE ON THE RATIFICATION OF AUDITORS SHOULD ALSO BE INDICATED.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO CITICORP DATA DISTRIBUTION, P.O. BOX 1429, PARAMUS, NEW JERSEY 07653, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

    TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM "1". TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED; YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

              DIRECTORS RECOMMEND A VOTE "FOR" ON 1, 2 AND 3 BELOW

1.     Election of All Class I Director Nominees.                          FOR     WITHHELD     FOR ALL EXCEPT
       Exceptions ____________________________________________             / /        / /             / /
2.     Approval of 1996-1998 Supplemental Incentive Compensation           FOR      AGAINST         ABSTAIN
       Plan.                                                               / /        / /             / /
3.     Proposal to ratify the appointment of Ernst & Young LLP as          FOR      AGAINST         ABSTAIN
       Independent Certified Public Accountants for 1996.                  / /        / /             / /

                                              SIGN HERE AS NAME(S) APPEAR ABOVE.
                                              _________________________________
                                              _________________________________
                                              PLEASE SIGN THIS PROXY AND RETURN
                                              IT PROMPTLY WHETHER OR NOT YOU
                                              PLAN TO ATTEND THE MEETING. IF
                                              SIGNING FOR A CORPORATION OR
                                              PARTNERSHIP OR AS AGENT, ATTORNEY
                                              OR FIDUCIARY, INDICATE THE
                                              CAPACITY IN WHICH YOU ARE SIGNING.
                                              IF YOU DO ATTEND THE MEETING AND
                                              DECIDE TO VOTE BY BALLOT, SUCH
                                              VOTE WILL SUPERSEDE THIS PROXY.
                                              DATE ______________________ , 1996